Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Registration Statement of Digital Cinema Destinations Corp. on Form S-1, to be filed on or about December 19, 2011, of our report dated December 19, 2011, on our audit of their consolidated financial statements as of June 30, 2011 and for the period from the inception date (July 29, 2010) to June 30, 2011.  We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-1.

/s/ EisnerAmper LLP

Edison, New Jersey
December 19, 2011